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                                                                    Exhibit 5.01

                  [Letterhead of Gibson, Dunn & Crutcher LLP]

                                 April 26, 2001

(212)351-4000                                                       C30814-00002

Fairchild Semiconductor Corporation
82 Running Hill Road
South Portland, Maine 04106

     Re:  Fairchild Semiconductor Corporation
          Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as special counsel to Fairchild Semiconductor Corporation, a Delaware corporation (the "Issuer"), Fairchild Semiconductor International, Inc., the parent of the Issuer, and Fairchild Semiconductor Corporation of California, a Delaware corporation, QT Optoelectronics, Inc., a Delaware corporation, QT Optoelectronics, a California corporation, and KOTA Microcircuits, Inc., a Colorado corporation (each a wholly-owned subsidiary of the Issuer and collectively the "Guarantors"), in connection with the Issuer's registration, on a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, of $350,000,000 aggregate principal amount of 10 1/2% Senior Subordinated Notes Due February 1, 2009 (the "New Notes"), which are to be guaranteed on a senior subordinated basis pursuant to guarantees (the "Guarantees") by the Guarantors.

     The New Notes will be offered in exchange for like principal amounts of the Issuer's outstanding 10 1/2% Senior Subordinated Notes Due February 1, 2009 (the "Old Notes") pursuant to the Registration Rights Agreement, dated as of January 26, 2001 (the "Registration Rights Agreement"), among the Issuer, the Guarantors, Credit Suisse First Boston Corporation, Lehman Brothers Inc., Deutsche Bank Alex. Brown Inc. and Fleet Securities Inc. The Registration Rights Agreement was executed in connection with the private placement of the Old Notes.

     The New Notes will be issued pursuant to the Indenture, dated as of January 31, 2001 (the "Indenture"), by and among the Issuer, the Guarantors and United States Trust Company of New York, as Trustee.

     In rendering this opinion, we have made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents as we have considered necessary or appropriate for purposes of this opinion. Further we have assumed that the signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and (except in the case of documents signed on behalf of the Issuer and the Guarantors) were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals.

     Based on the foregoing and in reliance thereon, we are of the opinion that:

          (i) the New Notes have been duly authorized by the Issuer and, when issued in exchange for the Old Notes pursuant to the terms of the exchange offer described in the Registration Statement and the Indenture, will be validly issued and will constitute legal and binding obligations of the Issuer; and
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Fairchild Semiconductor Corporation
April 26, 2001
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          (ii) the Guarantees have been duly authorized by the Guarantors and will be validly issued and will constitute legal and binding obligations of the Guarantors.

     The foregoing opinions are subject to the following exceptions, qualifications and limitations:

          A. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors' generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

          B. We express no opinion regarding the effectiveness of any waiver of stay, extension or usury laws or of unknown future rights.

          C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and, for purposes of paragraphs (i) and (ii) above, the General Corporation Law of the State of Delaware, and for purposes of paragraph
     (ii) above, the General Corporation Law of the State of California and the Business Corporation Act of the State of Colorado. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the General Corporation Law of the State of Delaware as currently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the current state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the General Corporation Law of the State of Delaware, the General Corporation Law of the State of California and the Business Corporation Act of the State of Colorado and the facts as they presently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ GIBSON, DUNN & CRUTCHER LLP